CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the TrimTabs ETF Trust and to the use of our report dated September 28, 2021 on the financial statements and financial highlights of FCF International Quality ETF (formerly, TrimTabs International Free Cash Flow Quality ETF), FCF US Quality ETF (formerly, TrimTabs U.S. Free Cash Flow Quality ETF), Donoghue Forlines Risk Managed Innovation ETF (formerly, TrimTabs Donoghue Forlines Risk Managed Innovation ETF), and Donoghue Forlines Tactical High Yield ETF (formerly, TrimTabs Donoghue Forlines Tactical High Yield ETF), each a series of shares of beneficial interest in TrimTabs ETF Trust. Such financial statements and financial highlights appear in the July 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 22, 2021